Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 27, 2025
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2025

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and nine-month periods ended September 30, 2025. Sierra Bancorp reported consolidated net income of $9.7 million, or $0.72 per diluted share, for the third quarter of 2025, a decrease of $0.9 million, or 9%, as compared to the second quarter of 2025. In addition, the Company reported consolidated net income of $29.4 million for the first nine months of 2025, a decrease of $0.8 million, or 3%, as compared to the same period in 2024. Diluted earnings per share for the nine-month period ended September 30, 2025, increased to $2.15 from $2.09 for the same period in 2024, an increase of 3%, due mostly to continued stock repurchases through 2025.

Highlights for the third quarter of 2025:

●	Improved Net Interest Income and Efficiency
o	Net interest margin increased to 3.78%, as compared to 3.68% in the prior linked quarter.
o	Net interest income grew by $1.3 million, or 4%, as compared to the prior linked quarter.
o	Loan yield improved to 5.36%, as compared to 5.27% in the prior linked quarter.
o	Maintained low cost of funds at 1.45%, a decrease of four basis points from the prior linked quarter.
o	Improved efficiency ratio to 58.0%, as compared to 59.4% in the prior linked quarter.

●	Solid Asset Quality
o	Total nonperforming loans to total gross loans ratio improved to 0.56%, as compared to 0.62% in the prior linked quarter.
o	Loans past due 30-89 days and still accruing fell to $0.2 million, or one basis point of total loans, an improvement of $2.8 million, or 94.8%, as compared to the prior linked quarter.
o	Total Classified Loans declined $3.6 million, or 10%, during the quarter.
o	Regulatory Commercial Real Estate Concentration Ratio declined slightly to 242.7% during the quarter.

●	Balance Sheet Growth
o	Gross loans increased $57.2 million, or 9% annualized, to $2.5 billion.
o	Customer deposits increased by $13.3 million, or 2% annualized, to $2.7 billion.
o	Total deposits declined during the quarter by $41.7 million primarily due to a proactive $55 million reduction in higher-cost brokered deposits.
o	Overall deposits have increased $41.1 million, or 2%, annualized, despite a $40 million decline in higher-cost brokered deposits over the same period.
o	Noninterest-bearing deposits increased slightly to $1.1 billion at September 30, 2025, and represents 37% of total deposits.

●	Strong Capital and Liquidity
o	Increased tangible book value (non-GAAP) per share by 3% during the quarter, to $24.66 per share.
o	Repurchased 190,342 shares of common stock during the quarter at an average price of $30.55.
o	Declared dividend of $0.25 per share, payable on November 14, 2025, our 107th consecutive quarterly dividend.

Sierra Bancorp Financial Results

October 27, 2025

o	Regulatory Leverage Ratio of 11.73% at September 30, 2025, for our subsidiary Bank.
o	Consolidated Tangible Common Equity Ratio (non-GAAP) increased to 9.03%, at September 30, 2025.
o	Overall primary and secondary liquidity sources of $2.2 billion, at September 30, 2025.

“Success is the sum of small efforts, repeated day in and day out.” - Robert Collier

“Through the first three quarters of 2025, we have taken advantage of several opportunities and risen to meet many challenges,” noted Kevin McPhaill, President and Chief Executive Officer. “Our loan portfolio and strong customer base have continued to grow, despite a difficult interest rate environment, certain episodic credit issues, persisting inflation concerns, and an uncertain employment outlook. For the first nine months of 2025, we increased earnings per share over the same period in 2024 while improving both margin and efficiency. We also continue to have a high level of noninterest income relative to peers. I am immensely proud of our team and their commitment to consistent and strong earnings. As we move into the final quarter of 2025, we are excited about the remainder of the year and believe our team and our balance sheet give us reasons to look forward to 2026 and beyond!”

For the first nine months of 2025, the Company recorded net income of $29.4 million, or $2.15 earnings per diluted share, as compared to $30.2 million, or $2.09 earnings per diluted share, for the same period in 2024. The increase in diluted earnings per share is due mostly to the repurchase of 802,753 shares during the past nine months. The year-over-year decrease in net income was due primarily to a provision for credit losses of $7.0 million, an increase of $4.6 million compared to the prior year-to-date period, and a $0.8 million decrease in noninterest income. These unfavorable variances were partially offset by an increase of $3.1 million in net interest income and a $0.2 million decrease in noninterest expense. The Company’s financial performance metrics for the first nine months of 2025 include an annualized return on average assets and a return on average equity of 1.07% and 11.11%, respectively, compared to 1.11% and 11.67%, respectively, for the same period in 2024.

Financial Highlights

Quarterly Changes (comparisons to the third quarter of 2024)

●	Net income decreased 9%, or $0.9 million, to $9.7 million due to higher provision for credit losses on loans, partially offset by a $1.2 million increase in net interest income.
●	Pre-tax pre-provision for credit losses income (see non-GAAP financial measures table) increased $0.6 million, or 4%, to $16.4 million.

●	The $1.2 million increase in net interest income was driven by a 12 basis point increase in net interest margin that was caused by a 27 basis point decrease in cost of funds.

●	Noninterest income was $0.3 million higher than the comparative period, with increases in Bank-Owned Life Insurance (BOLI) income, partially offset by decreases in service charges on deposit accounts.

●	Noninterest expense was $0.8 million higher in the third quarter over the same quarter last year due to an increase in salaries and benefits and occupancy costs.
●	Included in the line-item changes from the third quarter of 2024 was the increase of $0.3 million in income from corporate-owned life insurance income invested to offset the $0.3 million increase in deferred compensation costs.

Linked Quarter Income Changes (comparisons to the three months ended June 30, 2025)

●	Net income decreased by $0.9 million, or 9%, driven mostly by a $2.5 million increase in provision for credit losses on loans, partially offset by a $1.3 million increase in net interest income.
●	Net interest income increased by $1.3 million, due to an 8 basis point increase in the yield of interest-earning assets combined with an increase in the average balance of interest-earning assets. There was a 5 basis point

Sierra Bancorp Financial Results

October 27, 2025

favorable decrease in cost of funds but the impact of that was mostly offset by a decrease in the average balance of interest-bearing liabilities.
●	Included in the line-item changes from the second quarter of 2025 was the decrease of $0.4 million in income from corporate-owned life insurance income invested to offset the $0.5 million decrease in deferred compensation costs.

Year-to-Date Income Changes (comparisons to the first nine months of 2024)

●	Net income decreased $0.8 million, or 3%. The decrease was primarily driven by an increase of $4.6 million in provision for credit losses. This decline was partially offset by an increase of $3.1 million in net interest income, due mostly to a 25 basis point decrease in the cost of interest-bearing liabilities. A favorable decrease in the cost of interest-bearing deposits of 29 basis points and decreases in the average balances of those deposits had the biggest impact on the increase in net interest income. While the Company experienced lower yields and balances on investments, this was mostly offset by increases in yields and balances on loans. Noninterest income decreased by $0.8 million and noninterest expense decreased by $0.2 million.
●	Pre-tax pre-provision for credit losses income (see non-GAAP financial measures table) increased $2.5 million, or 6%, to $46.2 million.

●	The provision for credit losses was $7.0 million, an increase of $4.6 million, primarily due to an increase in individual reserves during the third quarter of 2025, due to a single agricultural production property.

●	Noninterest income decreased by $0.8 million, or 3%, driven by the net $0.6 million gain from the balance sheet restructuring at the beginning of 2024, with no similar transaction in 2025, and a $0.6 million decrease in service charges and fees on deposit accounts. Partially offsetting these unfavorable variances was a $0.8 million gain on life insurance during the first nine months of 2025.

●	Noninterest expense decreased $0.2 million, due mostly to decreases in professional services and lower fraud and debit card losses, partially offset by increases in salaries and benefits and occupancy costs.

●	Included in the line-item changes from the same period in 2024 was the decrease of $0.5 million in income from corporate-owned life insurance income invested to offset the $0.5 million decrease in deferred compensation costs.

Statement of Condition Changes (comparisons to December 31, 2024)

●	Total assets increased by $95.1 million, or 3%, to $3.7 billion, during the first nine months of the year due primarily to increases in loan balances, partially offset by decreases in investment securities.
●	Gross loans held at amortized cost increased $160.4 million, due mostly to a $126.3 million increase in mortgage warehouse line utilization, as well as $46.8 million of growth in commercial real estate loans, a $7.9 million increase in other construction loans, and a $7.6 million increase in other commercial loans. This favorable growth was partially offset by decreases of $18.2 million in residential real estate loans, $9.7 million in farmland, and $0.4 million in consumer loans.

●	Deposits totaled $2.9 billion at September 30, 2025, representing a year-to-date increase of $41.1 million, or 1%. The growth in deposits came mostly from a $65.7 million increase in noninterest-bearing deposits and a $60.6 million increase in interest-bearing demand deposits. The increases were partially offset by decreases in customer time deposits and brokered deposits of $57.3 million and $40.0 million, respectively.

●	Other borrowings increased $71.9 million, from an increase in overnight borrowings of $55.0 million and customer repurchase agreements of $16.9 million.

Sierra Bancorp Financial Results

October 27, 2025

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			nine months ended
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Net income	$9,699	$10,633	$10,603	$29,433	$30,196
Diluted earnings per share	$0.72	$0.78	$0.74	$2.15	$2.09
Return on average assets	1.04%	1.16%	1.14%	1.07%	1.11%
Return on average equity	10.81%	12.08%	11.95%	11.11%	11.67%

Net interest margin (tax-equivalent) (1)	3.78%	3.68%	3.66%	3.73%	3.66%
Yield on average loans	5.36%	5.27%	5.25%	5.30%	5.11%
Yield on investments	4.73%	4.68%	5.42%	4.74%	5.52%
Cost of average total deposits (3)	1.30%	1.30%	1.62%	1.31%	1.51%
Cost of funds (3)	1.45%	1.49%	1.72%	1.47%	1.66%
Efficiency ratio (tax-equivalent) (1) (2)	58.05%	59.43%	58.38%	59.32%	61.07%

Total assets	$3,709,377	$3,770,302	$3,696,154	$3,709,377	$3,696,154
Loans net of deferred fees	$2,491,788	$2,434,609	$2,321,025	$2,491,788	$2,321,025
Noninterest demand deposits	$1,072,927	$1,065,742	$1,013,743	$1,072,927	$1,013,743
Total deposits	$2,932,760	$2,974,469	$2,962,159	$2,932,760	$2,962,159
Noninterest-bearing deposits over total deposits	36.6%	35.8%	34.2%	36.6%	34.2%

Shareholders' equity / total assets	9.71%	9.43%	9.70%	9.71%	9.70%
Tangible common equity ratio (2)	9.03%	8.77%	9.01%	9.03%	9.01%
Book value per share	$26.70	$26.00	$24.88	$26.70	$24.88
Tangible book value per share (2)	$24.66	$23.98	$22.93	$24.66	$22.93
Community bank leverage ratio (subsidiary bank)	11.73%	11.75%	11.70%	11.73%	11.70%
Tangible common equity ratio (subsidiary bank) (2)	11.08%	10.77%	10.90%	11.08%	10.90%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."
(3)	Includes noninterest bearing deposits.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $32.0 million for the third quarter of 2025, a $1.2 million increase, or 4%, over the third quarter of 2024, and increased $3.1 million, or 3%, to $92.7 million for the first nine months of 2025 relative to the same period in 2024.

For the third quarter of 2025, there was a 35 basis point decrease in the cost of our interest-bearing liabilities combined with a $17.9 million decrease in the average balance of interest-bearing liabilities. Although the balance of average interest-earning assets was $7.2 million higher, the yield was 13 basis points lower as compared to the same period in 2024, which partially offset the favorable variances on the liability side.

Net interest income for the comparative year-to-date periods increased $3.1 million, or 3%, due primarily to a decrease of 25 basis points in the cost of funds of average interest-bearing liabilities combined with an increase in the average balance of interest-earnings assets of $43.5 million. There was a $193.8 million, or 9%, increase in average loan balances, yielding 19 basis points higher for the same period, while average investment balances decreased $150.3 million, yielding 78 basis points lower for the same period. The decline in average investment balances was mostly due to calls of collateralized loan obligations in 2025. Average interest-bearing liabilities decreased $4.9 million, mostly in higher cost customer time deposits and brokered deposits, offset by an increase in interest-bearing demand deposits and borrowed funds. The cost of

Sierra Bancorp Financial Results

October 27, 2025

interest-bearing liabilities was 25 basis points lower for the comparative periods. The favorable net impact of the mix and rate change was a 7 basis point increase in our net interest margin for the nine months ending September 30, 2025, as compared to the same period in 2024.

Interest expense was $12.0 million for the third quarter of 2025, a decrease of $2.0 million, relative to the third quarter of 2024. For the first nine months of 2025, compared to the same period in 2024, interest expense decreased $4.2 million to $35.4 million. The decrease in interest expense for the first nine months of 2025, as compared to the same period in 2024, was attributable to a decrease in higher cost customer time deposits and brokered deposits, along with a net overall interest rate decrease in customer deposit account balances. These decreases were partially offset by increases in other borrowed funds. For the first nine months of 2025, compared to the same period in 2024, the average balance of higher cost customer time deposits and brokered deposits decreased $78.6 million, while low to no cost transaction account balances increased $93.6 million and borrowed funds increased $16.3 million.

Net interest margin was 3.78% for the third quarter of 2025, as compared to 3.68% for the linked quarter, and 3.66% for the third quarter of 2024. While the yield of interest-earning assets increased eight basis points for the third quarter of 2025 as compared to the linked quarter, the cost of interest-bearing liabilities decreased five basis points for the same comparative period. The average balance of interest-earning assets increased $5.6 million for the linked quarter, while the increase in interest-bearing liabilities was $2.1 million for the same period.

Provision for Credit Losses

The provision for credit losses on loans was $3.7 million for the third quarter of 2025, as compared to $1.2 million in the third quarter of 2024. The year-to-date provision for credit losses on loans was $6.9 million in 2025, as compared to $2.3 million for the same period in 2024. The $2.5 million increase in the provision for credit losses on loans in the third quarter of 2025, as compared to the third quarter of 2024, and the $4.6 million year-to-date increase in the provision for credit losses on loans, compared to the same period in 2024, was primarily due to the third quarter of 2025 addition of $3.5 million in individual reserves, mostly related to a single agricultural production loan. At September 30, 2025, this agricultural production loan had a remaining book balance of $3.5 million with an associated individual reserve of $3.5 million fully offsetting such loan.

There was a benefit for credit losses on unfunded commitments of $20,000 in the third quarter of 2025, and a provision for credit losses on unfunded commitments of $0.1 million for the first nine months of 2025, as compared to a provision for credit losses of $0.1 million in both the third quarter and first nine months of 2024, respectively.

Noninterest Income

Total noninterest income increased $0.3 million, or 3%, for the quarter ended September 30, 2025, as compared to the same quarter in 2024, and decreased $0.8 million, or 3%, for the year-to-date period ended September 30, 2025, as compared to the same period in 2024. The year-to-date decline was impacted by a decrease in service charge income on deposit accounts, unfavorable fluctuations in income on Bank-Owned Life Insurance (BOLI) with underlying investments mapped directly to the Company’s deferred compensation plan, and a net gain on the balance sheet restructure in early 2024 with no similar transaction in 2025. Offsetting these unfavorable variances was an increase in other income which was related to life insurance proceeds received in 2025 with no like proceeds in 2024.

The Company maintains a non-qualified deferred compensation plan for officers and directors, which allows the participant to defer a portion of their earnings tax-free. Participants are allowed to choose different hypothetical investment alternatives to determine their individualized return on their deferred compensation. The Company has chosen to offset the cost of this liability with a BOLI Policy, which is funded based on deferral elections from the participants. Although the BOLI is not directly tied to the deferred compensation plan, the BOLI is invested in similar fund types as those selected by the participants. There is some inefficiency in net earnings of the BOLI asset as compared to the deferred compensation liability created by the cost of insurance, differences in balances, and differences in individual fund performance. During the third quarter, and first nine months of 2025, earnings from the BOLI were $0.6 million, and $1.1 million, respectively, while additional expense from the related deferred compensation liability was $0.5 million, and $1.2 million, respectively.

Sierra Bancorp Financial Results

October 27, 2025

The majority of this expense is reported as professional fees under directors’ fees as it is related to deferral of past directors’ fees. Specifically, $0.4 million for the quarterly comparison, and $0.9 million for the year-to-date comparison, respectively, is reflected as directors’ fees as part of the overall professional fees expense line item. The tax benefit of having tax-free earnings with tax-deductible expense was $0.3 million during the third quarter of 2025, and $0.7 million for the first nine months of 2025.

Noninterest Expense

Total noninterest expense increased by $0.8 million, or 4%, in the third quarter of 2025, relative to the third quarter of 2024, and decreased by $0.2 million for the first nine months of 2025, as compared to the same period in 2024.

Salaries and Benefits were $0.5 million, or 4%, higher in the third quarter of 2025 as compared to the third quarter of 2024, and $0.8 million higher for the first nine months of 2025, as compared to the same period in 2024. The Company implemented a strategic reorganization at the end of the third quarter of 2025, which resulted in a reduction in force, accompanied by $0.2 million in severance payments. The remaining increase for both the quarter and year-over-year periods was mostly due to a change in composition in the workforce. There were 476 full-time equivalent employees at September 30, 2025, as compared to 494 at June 30, 2025, and 485 at December 31, 2024.

Occupancy expenses increased by $0.2 million for the third quarter and the first nine months of 2025 as compared to the same periods in 2024. The increases in both comparisons were primarily due to increased property taxes related to the updated assessed values of the properties involved in the sale/leaseback transaction in early 2024.

Other noninterest expense was relatively unchanged for the third quarter of 2025, as compared to the third quarter in 2024, and decreased $1.2 million, or 5%, for the first nine months of 2025, as compared to the same period in 2024. For the year-over-year comparison the decrease was primarily driven by decreases in directors’ deferred compensation expense and legal and accounting services of $0.5 million and $0.3 million, respectively. The remaining decrease was related to lower data processing costs and reduced debit card losses.

The Company's provision for income taxes was 23.6% of pre-tax income in the third quarter of 2025, relative to 26.4% in the third quarter of 2024, and 24.9% of pre-tax income for the first nine months of 2024, relative to 26.8% for the same period in 2024. The decrease in effective tax rate for both the quarterly and year-to-date comparisons is due to the tax credits, and tax-exempt income representing a larger percentage of total taxable income.

Balance Sheet Summary

The $95.1 million, or 3%, increase in total assets during the first nine months of 2025, was primarily a result of a $160.4 million increase in gross loans, partially offset by a $70.0 million decrease in investment securities.

The increase in gross loan balances, as compared to December 31, 2024, was mostly a result of organic growth; a $46.8 million increase in commercial real estate loans, a $7.9 million increase in other construction loans, a $7.6 million increase in other commercial loans, and a favorable change of $126.3 million in mortgage warehouse balances. Counterbalancing these positive loan variances were loan paydowns and maturities resulting in net declines in residential real estate loans, farmland loans, and consumer loans.

As indicated in the loan rollforward table below, new credit extended for the third quarter of 2025 remained flat on a linked-quarter basis, decreased $13.2 million over the same period in 2024, and increased $26.1 million for the year-to-date comparisons. The Company had $121.5 million in loan paydowns and maturities; however, an increase in mortgage warehouse lines of $126.3 million had a positive impact in the first nine months of 2025.

Sierra Bancorp Financial Results

October 27, 2025

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Gross loans beginning balance	$2,434,605	$2,306,762	$2,234,528	$2,331,341	$2,090,075
New credit extended	48,065	48,147	61,239	162,582	136,518
Changes in line of credit utilization (1)	2,628	2,587	11,572	(6,914)	(23,768)
Change in mortgage warehouse	50,787	118,665	61,718	126,283	219,778
Pay-downs, maturities, charge-offs and amortization	(44,306)	(41,556)	(48,428)	(121,513)	(101,974)
Gross loans ending balance	$2,491,779	$2,434,605	$2,320,629	$2,491,779	$2,320,629

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $263.1 million at September 30, 2025, compared to $256.9 million at December 31, 2024. Total line utilization, excluding mortgage warehouse and overdraft lines, was 57.9% at September 30, 2025, and 57.0% at December 31, 2024. Mortgage warehouse utilization increased to 59.4% at September 30, 2025, as compared to 51.2% at December 31, 2024.

Deposit balances reflect growth of $41.1 million, or 1%, during the first nine months of 2025. Core non-maturity deposits increased by $138.4 million, or 7%, while customer time deposits decreased by $57.3 million, or 11%. Wholesale brokered deposits decreased by $40.0 million, or 15%. Overall noninterest-bearing deposits as a percentage of total deposits at September 30, 2025, increased to 36.6%, as compared to 34.8% at December 31, 2024. Other interest-bearing liabilities of $260.7 million on September 30, 2025, consist of $125.7 million in customer repurchase agreements, $25.0 million in overnight fed funds purchased, and $110.0 million of FHLB borrowings.

Overall uninsured deposits are estimated to be approximately $748.1 million, or 26% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $285 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At September 30, 2025, the Company had approximately 117,000 accounts, and the 25 largest deposit balance customers had balances of approximately 11% of overall deposits. During the third quarter of 2025, except for seasonal fluctuations in the normal course of business, there has been no material change in the composition of our 25 largest deposit balance customers.

The Company continues to have substantial liquidity. At September 30, 2025, and December 31, 2024, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands, Unaudited):

Primary and secondary liquidity sources	9/30/2025	12/31/2024
Cash and cash equivalents	$95,501	$100,664
Unpledged investment securities	487,710	552,098
Excess pledged securities	230,581	242,519
FHLB borrowing availability	623,774	629,134
Unsecured lines of credit	460,785	479,785
Secured lines of credit	25,000	25,000
Funds available through fed discount window	266,419	298,296
Totals	$2,189,770	$2,327,496

Total capital of $360.1 million at September 30, 2025, reflects an increase of $2.8 million, or 1%, relative to year-end 2024. The increase in equity during the first nine months of 2025 was due to the addition of $29.4 million in net income,

Sierra Bancorp Financial Results

October 27, 2025

a $6.1 million favorable swing in accumulated other comprehensive income, due principally to changes in investment securities’ fair value, partially offset by $24.3 million in share repurchases, and $10.3 million in dividends paid. The remaining difference is related to the impact of equity compensation.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, improved with a decline of $3.8 million to $15.8 million for the first nine months of 2025. The Company's ratio of nonperforming loans to gross loans decreased to 0.56% at September 30, 2025, from 0.84% at December 31, 2024. This favorable year-to-date decline resulted from a decrease in non-accrual loan balances, due mostly to the partial charge-off of one agricultural production loan in the second quarter of 2025. All the Company's nonperforming assets are individually evaluated for credit loss quarterly, and management believes the established allowance for credit loss on such loans is appropriate.

During the third quarter of 2025, the Company transferred one commercial real estate loan to other real estate owned (OREO), resulting in a foreclosed asset totaling $1.8 million. While the Company had no OREO assets on its balance sheet prior to this transfer, it has experience managing such assets and maintains established procedures for their resolution.

The Company's allowance for credit losses on loans and leases was $25.2 million at September 30, 2025, as compared to $21.7 million at June 30, 2025, and $24.8 million at December 31, 2024. The increase in the third quarter of 2025 as compared to June 30, 2025, resulted from a $3.5 million increase in specific individual reserves on impaired loans related to a single agricultural production loan. Such agricultural production loan was in the wine grape industry and had a remaining book balance of $3.5 million at September 30, 2025, with a full individual reserve of $3.5 million offsetting such remaining balance. In addition to this loan, the Bank had $19.2 million in outstanding agricultural production loans in the winery and grape industry at September 30, 2025, of which $1.7 million were grapes. Although consumer demand for wine produced in the Central Valley of California has declined, none of the remaining $19.2 million in wine and grape production loans were classified as special mention or substandard.

Sierra Bancorp Financial Results

October 27, 2025

Allowance for Credit Losses on Loans by Category
(Dollars in Thousands, Unaudited)
	As of September 30, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Residential real estate	$364,277	$1,400	14.62%	0.38%
Commercial real estate	1,404,681	16,511	56.37%	1.18%
Other construction/land	13,420	282	0.54%	2.10%
Farmland	67,860	488	2.72%	0.72%
Total real estate	1,850,238	18,681	74.25%	1.01%
Other Commercial	185,958	5,880	7.46%	3.16%
Mortgage warehouse lines	452,683	506	18.17%	0.11%
Consumer loans	2,909	113	0.12%	3.88%
Total Loans	$2,491,788	$25,180	100.00%	1.01%

	As of June 30, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Residential real estate	$371,415	$1,694	15.26%	0.46%
Commercial real estate	1,392,075	17,083	57.17%	1.23%
Other construction/land	11,662	252	0.48%	2.16%
Farmland	67,967	185	2.79%	0.27%
Total real estate	1,843,119	19,214	75.70%	1.04%
Other Commercial	186,620	1,907	7.67%	1.02%
Mortgage warehouse lines	401,896	451	16.51%	0.11%
Consumer loans	2,974	108	0.12%	3.63%
Total Loans	$2,434,609	$21,680	100.00%	0.89%

	As of December 31, 2024
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Residential real estate	$382,507	$1,808	16.41%	0.47%
Commercial real estate	1,357,833	17,051	58.24%	1.26%
Other construction/land	5,472	92	0.23%	1.68%
Farmland	77,547	280	3.33%	0.36%
Total real estate	1,823,359	19,231	78.21%	1.05%
Other Commercial	178,331	4,829	7.65%	2.71%
Mortgage warehouse lines	326,400	398	14.00%	0.12%
Consumer loans	3,344	372	0.14%	11.12%
Total Loans	$2,331,434	$24,830	100.00%	1.07%

(1)	Coverage ratio equals allowance for credit losses on loans divided by amortized cost.

The allowance for credit losses on loans and leases was 1.01% of gross loans at September 30, 2025, and 1.07% of gross loans at December 31, 2024. The largest increase in loan balances was from mortgage warehouse lines, which has the lowest reserve rate in the allowance for credit losses at 0.11%. Mortgage warehouse lines historically have incurred

Sierra Bancorp Financial Results

October 27, 2025

nominal losses and, therefore, have a significantly lower reserve than the other categories of loans. As a result, at September 30, 2025, approximately $0.5 million of the allowance for credit losses was attributable to mortgage warehouse lines. The allowance as a percentage of gross loans exclusive of mortgage warehouse lines was 1.21% at September 30, 2025, as compared to 1.04% at June 30, 2025, and 1.22% at December 31, 2024.

The largest loan segment of commercial real estate continues to maintain a coverage ratio at or above 1.18%. As described above, the significant increase in the coverage ratio for other commercial loans was due to an individual reserve on a $3.5 million agricultural production loan.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses for the life of the loans and leases outstanding as of September 30, 2025, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance. The Company calculates the allowance for credit losses using a combination of quantitative and qualitative factors applied to loans segmented by call report category.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 48th year of operations.

Bank of the Sierra offers a broad range of retail and commercial banking services through its 35 full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through its mortgage warehouse division. In 2025, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to, the health of the national and local economies, including the impact to the Company and its customers resulting from changes to, and the level of tariffs, inflation, and interest rates; effects of government shutdowns; changes in laws, rules, regulations, or interpretations to which the Company is subject; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance; the Company's ability to attract and retain skilled employees; customers' service expectations; cyber security risks; the Company's ability to successfully deploy new technology; the success of acquisitions and branch expansion; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect stock price; changes to valuations of the Company’s assets and liabilities, including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; costs related to litigation; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business; and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 27, 2025

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Cash and due from banks	$95,501	$130,012	$159,711	$100,664	$132,797
Investment securities
Available-for-sale, at fair value	596,933	668,834	620,288	655,967	706,310
Held-to-maturity, at amortized cost, net of allowance for credit losses	294,511	298,484	302,123	305,514	308,971
Total investment securities	891,444	967,318	922,411	961,481	1,015,281
Real estate loans
Residential real estate	363,197	370,348	376,533	381,438	388,169
Commercial real estate	1,407,083	1,394,487	1,382,928	1,360,374	1,338,793
Other construction/land	13,503	11,746	7,717	5,458	5,612
Farmland	67,704	67,811	73,061	77,388	80,589
Total real estate loans	1,851,487	1,844,392	1,840,239	1,824,658	1,813,163
Other commercial	184,756	185,404	180,390	177,013	168,236
Mortgage warehouse lines	452,683	401,896	283,231	326,400	335,777
Consumer loans	2,853	2,913	2,902	3,270	3,453
Gross loans	2,491,779	2,434,605	2,306,762	2,331,341	2,320,629
Deferred loan costs (fees) , net	9	4	(99)	93	396
Allowance for credit losses on loans	(25,180)	(21,680)	(27,050)	(24,830)	(22,710)
Net loans	2,466,608	2,412,929	2,279,613	2,306,604	2,298,315

Bank premises and equipment	15,056	15,285	15,338	15,431	15,647
Other assets	240,768	244,758	229,110	230,091	234,114
Total assets	$3,709,377	$3,770,302	$3,606,183	$3,614,271	$3,696,154

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,072,927	$1,065,742	$1,037,990	$1,007,208	$1,013,743
Interest-bearing transaction accounts	635,279	603,294	598,924	587,753	595,672
Savings deposits	357,107	352,803	355,325	347,387	356,725
Money market deposits	156,255	148,084	143,522	140,793	135,948
Customer time deposits	476,242	514,596	524,173	533,577	550,121
Wholesale brokered deposits	234,950	289,950	189,950	274,950	309,950
Total deposits	2,932,760	2,974,469	2,849,884	2,891,668	2,962,159

Repurchase agreements	125,749	126,509	118,756	108,860	125,534
Long-term debt	49,461	49,438	49,416	49,393	49,371
Subordinated debentures	35,972	35,928	35,883	35,838	35,794
Other interest-bearing liabilities	135,000	154,400	80,000	80,000	80,000
Total deposits and interest-bearing liabilities	3,278,942	3,340,744	3,133,939	3,165,759	3,252,858

Allowance for credit losses on unfunded loan commitments	790	810	820	710	640
Other liabilities	69,562	73,041	119,668	90,500	83,958
Total capital	360,083	355,707	351,756	357,302	358,698
Total liabilities and capital	$3,709,377	$3,770,302	$3,606,183	$3,614,271	$3,696,154

Sierra Bancorp Financial Results

October 27, 2025

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	132	294	456	618	780
Total intangible assets	$27,489	$27,651	$27,813	$27,975	$28,137

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Nonperforming loans	$14,006	$14,981	$18,201	$19,668	$10,348
Foreclosed assets	1,839	—	—	—	—
Total nonperforming assets	$15,845	$14,981	$18,201	$19,668	$10,348

Quarterly net charge offs (recoveries)	$209	$6,580	$(259)	$215	$170

Past due and still accruing (30-89)	$187	$3,033	$3,057	$1,348	$211
Classified loans	$32,111	$35,700	$37,265	$44,464	$29,148

Nonperforming loans / gross loans	0.56%	0.62%	0.79%	0.84%	0.45%
NPA's / loans plus foreclosed assets	0.64%	0.62%	0.79%	0.84%	0.45%
Allowance for credit losses on loans / gross loans	1.01%	0.89%	1.17%	1.07%	0.98%

SELECT PERIOD-END STATISTICS
(Unaudited)
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Shareholders' equity / total assets	9.71%	9.43%	9.75%	9.89%	9.70%
Gross loans / deposits	84.96%	81.85%	80.94%	80.62%	78.34%
Noninterest-bearing deposits / total deposits	36.58%	35.83%	36.42%	34.83%	34.22%

Sierra Bancorp Financial Results

October 27, 2025

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Interest income	$43,937	$42,717	$44,798	$128,108	$129,253
Interest expense	11,969	12,064	14,008	35,374	39,577
Net interest income	31,968	30,653	30,790	92,734	89,676

Credit loss expense - loans	3,709	1,210	1,240	6,880	2,258
Credit loss (benefit) expense - unfunded commitments	(20)	(10)	120	80	130
Credit loss benefit - debt securities held-to-maturity	-	-	(1)	-	(1)
Net interest income after provision	28,279	29,453	29,431	85,774	87,289

Service charges and fees on deposit accounts	6,065	5,855	6,205	17,501	18,114
Net gain (loss) on sale of securities available-for-sale	-	1	73	124	(2,810)
Net (loss) gain on sale of fixed assets	-	(19)	-	(22)	3,799
Increase in cash surrender value of life insurance	410	343	252	991	733
Earnings on separate account life insurance	608	973	288	1,078	1,545
Other income	975	1,400	971	3,580	2,628
Total noninterest income	8,058	8,553	7,789	23,252	24,009

Salaries and benefits	12,827	12,544	12,363	38,375	37,589
Occupancy expense	3,234	3,142	2,995	9,354	9,173
Other noninterest expenses	7,574	8,081	7,452	22,090	23,266
Total noninterest expense	23,635	23,767	22,810	69,819	70,028

Income before taxes	12,702	14,239	14,410	39,207	41,270
Provision for income taxes	3,003	3,606	3,807	9,774	11,074
Net income	$9,699	$10,633	$10,603	$29,433	$30,196

TAX DATA
Tax-exempt muni income	$1,580	$1,577	$1,584	$4,733	$5,164
Interest income - fully tax equivalent	$44,357	$43,136	$45,219	$129,366	$130,626

Sierra Bancorp Financial Results

October 27, 2025

PER SHARE DATA
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Basic earnings per share	$0.73	$0.78	$0.75	$2.17	$2.11
Diluted earnings per share	$0.72	$0.78	$0.74	$2.15	$2.09
Common dividends	$0.25	$0.25	$0.24	$0.75	$0.70

Weighted average shares outstanding	13,361,594	13,563,910	14,188,051	13,582,194	14,331,032
Weighted average diluted shares	13,470,658	13,637,252	14,335,706	13,674,934	14,437,786

Book value per basic share (EOP)	$26.70	$26.00	$24.88	$26.70	$24.88
Tangible book value per share (EOP) (1)	$24.66	$23.98	$22.93	$24.66	$22.93

Common shares outstanding (EOP)	13,485,635	13,681,828	14,414,561	13,485,635	14,414,561
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Return on average equity	10.81%	12.08%	11.95%	11.11%	11.67%
Return on average assets	1.04%	1.16%	1.14%	1.07%	1.11%
Net interest margin (tax-equivalent) (1)	3.78%	3.68%	3.66%	3.73%	3.66%
Efficiency ratio (tax-equivalent) (1) (2)	58.05%	59.43%	58.38%	59.32%	61.07%
Net charge-offs / average loans (not annualized)	0.01%	0.27%	0.01%	0.27%	0.14%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

October 27, 2025

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)	As of:
	9/30/2025	6/30/2025	9/30/2024
Total stockholders' equity	$360,083	$355,707	$358,698
Less: goodwill and other intangible assets	27,489	27,651	28,137
Tangible common equity	$332,594	$328,056	$330,561

Total assets	$3,709,377	$3,770,302	$3,696,154
Less: goodwill and other intangible assets	27,489	27,651	28,137
Tangible assets	$3,681,888	$3,742,651	$3,668,017

Total stockholders' equity (bank only)	$435,186	$430,250	$427,762
Less: goodwill and other intangible assets (bank only)	27,489	27,651	28,137
Tangible common equity (bank only)	$407,697	$402,599	$399,625

Total assets (bank only)	$3,706,266	$3,766,071	$3,693,553
Less: goodwill and other intangible assets (bank only)	27,489	27,651	28,137
Tangible assets (bank only)	$3,678,777	$3,738,420	$3,665,416

Common shares outstanding	13,485,635	13,681,828	14,414,561

Book value per common share (total stockholders' equity / shares outstanding)	$26.70	$26.00	$24.88
Tangible book value per common share (tangible common equity / shares outstanding)	$24.66	$23.98	$22.93
Equity ratio - GAAP (total stockholders' equity / total assets	9.71%	9.43%	9.70%
Tangible common equity ratio (tangible common equity / tangible assets)	9.03%	8.77%	9.01%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	11.08%	10.77%	10.90%

	For the three months ended:			For the nine months ended:
Efficiency Ratio:	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Noninterest expense	$23,635	$23,767	$22,810	$69,819	70,028
Divided by:
Net interest income	31,968	30,653	30,790	92,734	89,676
Tax-equivalent interest income adjustments	420	419	421	1,258	1,373
Net interest income, adjusted	32,388	31,072	31,211	93,992	91,049
Noninterest income	8,058	8,553	7,789	23,252	24,009
Less gain (loss) on sale of securities	-	1	73	124	(2,810)
Less (loss) gain on sale of fixed assets	-	(19)	-	(22)	3,799
Tax-equivalent noninterest income adjustments	271	350	144	550	606
Noninterest income, adjusted	8,329	8,921	7,860	23,700	23,626
Net interest income plus noninterest income, adjusted	$40,717	$39,993	$39,071	$117,692	$114,675
Efficiency Ratio (tax-equivalent)	58.05%	59.43%	58.38%	59.32%	61.07%

	For the three months ended:			For the nine months ended:
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Net income	$9,699	$10,633	$10,603	$29,433	$30,196
Add: Provision for income taxes	3,003	3,606	3,807	9,774	11,074
Add: Provision for credit losses	3,689	1,200	1,359	6,960	2,387
Pre-tax pre-provision income	$16,391	$15,439	$15,769	$46,167	$43,657

Sierra Bancorp Financial Results

October 27, 2025

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
Noninterest income:	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Service charges and fees on deposit accounts	$6,065	$5,855	$6,205	$17,501	$18,114
Net gain (loss) on sale of securities available-for-sale	—	1	73	124	(2,810)
(Loss) gain on sale of fixed assets	—	(19)	—	(22)	3,799
Increase in cash surrender value of life insurance	410	343	252	991	733
Earnings on separate account life insurance	608	973	288	1,078	1,545
Other	975	1,400	971	3,580	2,628
Total noninterest income	$8,058	$8,553	$7,789	$23,252	$24,009
As a % of average interest-earning assets (1)	0.94%	1.01%	0.91%	0.92%	0.97%

Noninterest expense:
Salaries and employee benefits
Salaries and benefits	$12,728	$12,416	$12,286	$38,132	$37,264
Deferred compensation	99	128	77	243	325
Occupancy and equipment costs	3,234	3,142	2,995	9,354	9,173
Advertising and marketing costs	403	405	381	1,156	1,061
Data processing costs	1,518	1,566	1,555	4,582	4,744
Deposit services costs	2,134	2,118	2,150	6,243	6,302
Loan services costs
Loan processing	173	113	184	425	424
Foreclosed assets	1	(2)	—	3	—
Other operating costs	901	1,078	959	2,905	2,980
Professional services costs
Legal & accounting services	641	419	547	1,712	1,976
Director's costs	332	309	327	951	1,018
Deferred directors' fees	438	948	174	942	1,383
Other professional service	763	711	775	2,180	2,167
Stationery & supply costs	102	132	120	335	382
Sundry & tellers	168	284	280	656	829
Total noninterest expense	$23,635	$23,767	$22,810	$69,819	$70,028
As a % of average interest-earning assets (1)	2.76%	2.81%	2.68%	2.77%	2.82%
Efficiency ratio (tax-equivalent) (2)(3)	58.05%	59.43%	58.38%	59.32%	61.07%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures.”

Sierra Bancorp Financial Results

October 27, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	9/30/2025			6/30/2025			9/30/2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from accounts	$ 31,672	$ 329	4.12%	$ 18,122	$ 211	4.67%	$ 88,509	$ 1,225	5.51%
Taxable	731,274	9,104	4.94%	770,413	9,295	4.84%	830,054	11,991	5.75%
Non-taxable	196,550	1,580	4.04%	196,364	1,577	4.08%	199,261	1,584	4.00%
Total investments	959,496	11,013	4.73%	984,899	11,083	4.68%	1,117,824	14,800	5.42%

Loans: (3)
Real estate	1,849,065	22,997	4.93%	1,849,725	22,589	4.90%	1,804,099	21,054	4.64%
Agricultural production	70,033	961	5.44%	72,933	915	5.03%	81,501	1,520	7.42%
Commercial	116,855	1,824	6.19%	109,407	1,612	5.91%	76,633	1,101	5.72%
Consumer	2,872	64	8.84%	3,214	64	7.99%	3,558	78	8.72%
Mortgage warehouse lines	395,940	7,059	7.07%	368,592	6,440	7.01%	303,463	6,227	8.16%
Other	2,453	19	3.07%	2,351	14	2.39%	2,438	18	2.94%
Total loans	2,437,218	32,924	5.36%	2,406,222	31,634	5.27%	2,271,692	29,998	5.25%
Total interest-earning assets (4)	3,396,714	43,937	5.18%	3,391,121	42,717	5.10%	3,389,516	44,798	5.31%
Other earning assets	17,062			17,062			17,062
Non-earning assets	297,980			280,045			288,975
Total assets	$ 3,711,756			$ 3,688,228			$ 3,695,553

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 251,719	$ 1,617	2.55%	$ 224,649	$ 1,420	2.54%	$ 169,602	$ 1,170	2.74%
NOW	369,586	131	0.14%	375,695	140	0.15%	393,328	161	0.16%
Savings accounts	356,172	106	0.12%	354,798	97	0.11%	359,921	93	0.10%
Money market	156,347	745	1.89%	146,193	608	1.67%	132,804	542	1.62%
Time deposits	496,155	4,078	3.26%	516,970	4,283	3.32%	562,251	6,010	4.25%
Wholesale brokered deposits	259,624	2,929	4.48%	244,401	2,778	4.56%	327,141	4,004	4.87%
Total interest-bearing deposits	1,889,603	9,606	2.02%	1,862,706	9,326	2.01%	1,945,047	11,980	2.45%
Borrowed funds:
Federal funds purchased	30,545	353	4.59%	46,214	517	4.49%	168	2	4.74%
Repurchase agreements	134,619	68	0.20%	124,636	79	0.25%	133,280	60	0.18%
Short term borrowings	5,539	68	4.87%	24,716	277	4.50%	1	—	0.00%
Long term FHLB Advances	80,000	788	3.91%	80,000	780	3.91%	80,000	786	3.91%
Long-term debt	49,447	429	3.44%	49,424	430	3.49%	49,357	429	3.46%
Subordinated debentures	35,945	657	7.25%	35,899	655	7.32%	35,767	751	8.35%
Total borrowed funds	336,095	2,363	2.79%	360,889	2,738	3.04%	298,573	2,028	2.70%
Total interest-bearing liabilities	2,225,698	11,969	2.13%	2,223,595	12,064	2.18%	2,243,620	14,008	2.48%
Demand deposits - noninterest-bearing	1,048,639			1,020,374			995,326
Other liabilities	81,368			91,191			103,571
Shareholders' equity	356,051			353,068			353,036
Total liabilities and shareholders' equity	$ 3,711,756			$ 3,688,228			$ 3,695,553

Interest income/interest-earning assets			5.18%			5.10%			5.31%
Interest expense/interest-earning assets			1.40%			1.42%			1.65%
Net interest income and margin (5)		$ 31,968	3.78%		$ 30,653	3.68%		$ 30,790	3.66%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $(0.4) million for the quarters ended September 30, 2025, and 2024, respectively, and $(0.4) million for the quarter ended June 30, 2025.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 27, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the nine months ended			For the nine months ended
	9/30/2025			9/30/2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$34,728	$1,128	4.34%	$49,779	$2,065	5.53%
Taxable	745,614	27,539	4.94%	863,044	38,081	5.88%
Non-taxable	196,820	4,733	4.07%	214,677	5,164	4.06%
Total investments	977,162	33,400	4.74%	1,127,500	45,310	5.52%

Loans:(3)
Real estate	$1,841,163	$67,576	4.91%	$1,804,159	$61,706	4.57%
Agricultural	73,071	2,906	5.32%	72,946	4,064	7.44%
Commercial	109,854	4,951	6.03%	77,684	3,458	5.95%
Consumer	3,123	196	8.39%	3,739	238	8.50%
Mortgage warehouse lines	359,564	19,029	7.08%	234,470	14,431	8.22%
Other	2,389	50	2.80%	2,354	46	2.61%
Total loans	2,389,164	94,708	5.30%	2,195,352	83,943	5.11%
Total interest-earning assets (4)	3,366,326	128,108	5.14%	3,322,852	129,253	5.25%
Other earning assets	17,062			17,155
Non-earning assets	284,071			281,952
Total assets	$3,667,459			$3,621,959

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$228,208	$4,329	2.54%	$146,443	$2,601	2.37%
NOW	374,508	390	0.14%	396,644	393	0.13%
Savings accounts	354,551	292	0.11%	369,371	246	0.09%
Money market	149,252	1,925	1.72%	136,652	1,428	1.40%
Time deposits	514,679	12,774	3.32%	562,571	18,251	4.33%
Brokered deposits	249,584	8,594	4.60%	280,248	9,737	4.64%
Total interest-bearing deposits	1,870,782	28,304	2.02%	1,891,929	32,656	2.31%
Borrowed funds:
Federal funds purchased	25,758	870	4.52%	5,074	249	6.56%
Repurchase agreements	123,954	216	0.23%	125,742	166	0.18%
Short term borrowings	11,439	391	4.57%	14,314	613	5.72%
Long term FHLB Advances	80,000	2,339	3.91%	80,000	2,341	3.91%
Long-term debt	49,424	1,289	3.49%	49,335	1,291	3.50%
Subordinated debentures	35,900	1,965	7.32%	35,722	2,261	8.45%
Total borrowed funds	326,475	7,070	2.90%	310,187	6,921	2.98%
Total interest-bearing liabilities	2,197,257	35,374	2.15%	2,202,116	39,577	2.40%
Demand deposits - noninterest-bearing	1,024,278			988,128
Other liabilities	91,709			86,061
Shareholders' equity	354,215			345,654
Total liabilities and shareholders' equity	$3,667,459			$3,621,959

Interest income/interest-earning assets			5.14%			5.25%
Interest expense/interest-earning assets			1.41%			1.59%
Net interest income and margin(5)		$92,734	3.73%		$89,676	3.66%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.9) million and $(1.1) million for the nine months ended September 30, 2025, and 2024, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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Category: Financial

Source: Sierra Bancorp